I.	CODE OF ETHICS, PERSONAL TRADING AND INSIDER TRADING

PROFESSIONAL STANDARDS

All managers, officers and employees of Angel Oak (collectively, these managers, officers and employees are referred to herein as “Angel Oak Investment Personnel”) must act in an ethical and professional manner.  In view of the foregoing and applicable provisions of the Advisers Act, Angel Oak has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by Angel Oak Investment Personnel.  In addition, this Code of Ethics is adopted pursuant to Rule 204A-1 of the Advisers Act.

A.
All Angel Oak Investment Personnel must at all times reflect the professional standards expected of persons in the investment advisory business. These standards require all Angel Oak Investment Personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties.

B.	All Angel Oak Investment Personnel must act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

C.
At all times, the interests of Angel Oak’s clients are paramount, and all Angel Oak Investment Personnel will place the interests of Angel Oak’s clients ahead of any personal interests, except as may otherwise be approved or disclosed to clients.  Accordingly, personal transactions in securities by Angel Oak Investment Personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of Angel Oak’s clients.  Likewise, Angel Oak Investment Personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with Angel Oak at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

D.
Angel Oak has adopted Insider Trader Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by Angel Oak Investment Personnel.  The Insider Trading Policies are a part of this Code of Ethics.

E.
Angel Oak has adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent Angel Oak Investment Personnel from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our clients.  The Personal Trading Policies are a part of this Code of Ethics.

F.	Angel Oak Investment Personnel will not accept compensation for services from outside sources without the specific permission of CCO.

G.	When any Angel Oak Investment Personnel face a conflict between their personal interest and the interests of clients, they will report the conflict to CCO for instruction regarding how to proceed.

H.
The recommendations and actions of Angel Oak are confidential and private matters.  Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with Angel Oak, without the prior written approval of the CCO.

I.
The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Angel Oak Investment Personnel.  Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

INSIDER TRADING

A.           Overview and Purpose

The purpose of the policies and procedures in this Section II (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with Angel Oak. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B.           General Policy

1.           Prohibited Activities

All owners and employees of Angel Oak including contract, temporary, or part-time personnel, or any other person associated with Angel Oak are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.           Reporting of Material, Non-Public Information

Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO.  The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.	Material Information, Non-Public Information, Insider Trading and Insiders

1.           Material Information.  “Material information” generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2.
Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3.
Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

4.
Insiders.  The concept of “insider” is broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with Angel Oak may become a temporary insider for a company it advises or for which it performs other services.  Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.	Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.  Penalties may include:

•	civil injunctions

•	jail sentences

•	revocation of applicable securities-related registrations and licenses

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, Angel Oak’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the person or persons involved.

GENERAL PERSONAL TRADING POLICIES

A.           GENERAL PRINCIPLES

The pre-clearance procedures, trading restrictions and reporting requirements in this section (the “Personal Trading Policies”) have been approved by the management of Angel Oak.  Securities transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies.  In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:

(a)	the interests of clients must be placed before personal interests at all times;
(b)	no covered person may take inappropriate advantage of his or her position; and
(c)	the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.

B.           DEFINITIONS

1.           COVERED PERSONS

Angel Oak employees who have access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic are “covered persons” under the Personal Trading Policies.

2.           COVERED ACCOUNTS

A “covered account” under the Personal Trading Policies is any account in which a covered person:

(a)	has a direct or indirect interest, including, without limitation, an account of a spouse or a minor child; or
(b)	has direct or indirect control over purchase or sale of securities.

3.           ADDITIONAL DEFINITIONS

(a)	“Initial Public Offering” (“IPO”) means any security which is being offered for the first time on a recognized stock exchange.

(b)
“Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

C.           RESTRICTIONS ON TRADING

1.           Securities Trading in Client Accounts

Purchases or sales of corporate bonds, mortgage-backed securities, closed-end investment companies and any equity security that Angel Oak purchases or sells for client accounts are prohibited in covered accounts within 7 days before and 7 days after any client account trades or actively considers trading the same security, unless pre-cleared by Angel Oak’s CCO.

Note:  A pre-clearance request to trade 2,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the prohibited trading restriction in this section.  Such de minimis trading requests will be granted by the CCO, subject to the other Restrictions on Trading and the following conditions:

(i)	The request is not made by a portfolio manager who is also buying or selling the same security for a client account.
(ii)	De minimis exemption grants are only valid until 4:00 pm of the next business day after the exemption is granted; and
(iii) Permission under the de minimis exemption may be granted for a particular security only once per covered person every 10 days.

Note 2:  Equity securities that are not traded or contemplated for trading for client accounts are not subject to the prohibited trading restriction above.

2.           Restricted Securities List

Covered accounts will generally be prohibited from trading any security on the “Restricted Securities List” maintained by the CCO from time to time, absent pre-clearance from the CCO.  The CCO will place the following types of securities on the Restricted Securities List:

•
Securities of any company where a covered person has a special relationship with the company (such as being a director, officer, consultant, or significant shareholder) where the covered person may receive material, non-public information regarding an issuer. In such cases, the covered person must notify the CCO of that relationship.

•	Securities of publicly-traded companies received in a distribution from an alternative investment vehicle held by a Angel Oak client .

As noted above, the CCO may consider exemptions from this restriction on a case-by-case basis (see also Section D(3)).

3.           Initial Public Offerings (IPOs)

Investing in IPOs is prohibited absent pre-clearance by the CCO. Pre-clearance will generally be granted if no client account owns the underlying security.

4.           Options

Covered persons are prohibited from buying or selling an option within 7 business days before and 7 business days after a client account trades the same underlying security.

5.           Certain Public Company Securities

Purchases and sales of restricted securities issued by public companies are generally prohibited.  However, an exception may be made if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.  Specific requests to purchase or sell any restricted security must be made in writing to the CCO.

6.           Private Placements and Hedge Funds

Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the CCO.  Approval is contingent upon the CCO determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.  Specific requests to purchase or sell any interest in a private placement or a hedge fund must be made in writing to the CCO.

Note:  If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

7.           Investment Clubs

Participation in an investment club requires approval by the CCO.  Pre-clearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.

D.             EXCEPTIONS TO THE PERSONAL TRADING POLICIES

1.	Certain Types of Securities and Related Instruments

Transactions involving any of the following securities are not subject to any of the Restrictions on Trading above and do not require pre-clearance or reporting:

(a)	Open-end mutual funds and unit investment trusts (not closed-end mutual funds) that are not Angel Oak-advised Funds.
(b)	United States or foreign government-issued securities (e.g., U.S. treasury bonds).
(c)	Money market instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).

2.	Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

(a)	the covered person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;
(b)	the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and
(c)	the covered person ensures that duplicate broker-dealer trade confirmations are provided to Angel Oak.

3.           Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Restrictions on Trading on a case-by-case basis.  Any request for such consideration must be submitted by the covered person in writing to the CCO.  Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no conflict of interest.

E.
PRE-CLEARANCE PROCEDURES.  Proposed securities transactions by covered persons in covered accounts (excluding exceptions set forth in Sub-Sections D(1) and (2) above) in securities that may be traded for client accounts should be pre-cleared in accordance with the pre-clearance procedures set forth below:

(a)	The covered person completes and submits a Pre-Clearance Request Form to the CCO (complete a new Pre-Clearance Request Form (Appendix B) for each trade).
(b)	The CCO reviews and approves or rejects the request, communicating its decision to the covered person.
(c)	The CCO will note the date and time of its approval or denial on the request form.
(d)	The covered person must complete any approved trade within five (5) business days of the approval date reflected on the Pre-Clearance Request Form.
(e)	Following execution of the trade, the CCO will note the date of the trade on the Pre-Clearance Request Form and, for sales, will also note the original purchase date for the shares sold.

Note:  The CCO has designated the Director of Investment Services (DIS) to act under this Code of Ethics in his absence or unavailability.  On such occasions, the DIS shall have the same authority as the CCO under this Code of Ethics.  In addition, the CCO shall submit his personal trading Pre-Clearance Request Forms to the DIS, and the DIS shall submit his personal trading Pre-Clearance Request Forms to the CCO for review and approval in accordance with the procedures described above.

F.           REPORTING REQUIREMENTS

1.           Initial Account and Securities Holdings List; Annual Update

To the extent required by SEC rules, within 10 days of beginning employment, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit.  Each Initial Holdings Report shall be current as of a date within 45 days of the date of the report and shall include the following information:

(A)	The title, number of shares and principal amount of Securities in which the covered person had any direct or indirect beneficial ownership when the person became an covered person;
(B)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became an covered person; and

(C)	The date that the report is submitted by the covered person.

See Appendix C for form that may be used for the Initial Account and Securities Holdings List.

2.	Annual Update and Certification

To the extent required by Advisers Act rules, each covered person must file an annual account statement that reports the covered person’s accounts and applicable securities holdings (list of securities in which the covered person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 14 each year in the form attached as Appendix D.  Notwithstanding the foregoing, an annual account statement is not required for any covered person if duplicates of the covered person’s brokerage statements and trade confirms are received by the CCO during the applicable quarter.

3.	Quarterly PST Reports

To the extent required by Advisers Act rules, each covered person must file or cause to be filed with the CCO a Quarterly Transaction Report (the “PST Report”) in the form attached as Appendix E within 30 days after the end of each quarter.  PST Reports shall include a list of the covered person’s purchases or sales of securities during the quarter.  These PST Reports shall contain:

(i)	the date of the transaction, the title and, as applicable, the interest rate and maturity date, number of shares and principal amount of each security involved; and

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

(iii)	the price of the security at which the transaction was effected; and

(iv)	the name of the broker, dealer or bank (if any) with or through which the transaction was effected; and

(v)	the date the access person submits the report.

The PST Report shall also provide the information required under Section F(1) above for any new accounts established by the covered person during the quarter.  Notwithstanding the foregoing, a PST Report is not required for any covered person if duplicates of the covered person’s brokerage statements and trade confirms are received by the CCO during the applicable quarter.

The CCO will review all reports after receipt to determine if there are any violations with this Code of Ethics.

4.             Delivery of Code of Ethics and Acknowledgement of Receipt

All covered persons shall receive copies of this Compliance Manual and Code of Ethics and any amendments thereto at the beginning of employment and thereafter as material amendments are made to the Code of Ethics.   Each covered person shall execute an acknowledgement of receipt of this Compliance Manual and any amendment to the Code of Ethics thereto in the form attached as Appendix A, or a similar form (e.g., for amendments to the Code of Ethics only).

G.           PENALTIES FOR VIOLATIONS

Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.  Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.